WM Income Fund

Defaults and Arrears on Senior Securities
							 Face Amount  Amount of Default
Security      Nature of Default   Date of Default (000s)      (000s)

DVI, Inc.  Sr. Note,
 9.875% due 02/01/2004 Chapter 11    08/01/2003   $8,525       $513

FrontierVision Holding LP
Sr. Disc. Note, 11.875%
due 09/15/2007         Chapter 11    03/04/2004   $2,500       $343

FrontierVision Operating Partners LP
Sr. Sub. Note, 11.000%
due 10/15/2006         Chapter 11    03/08/2004   $2,000       $252
										   $1,108